Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-2 of our report dated February 27, 2003 relating to the consolidated financial statements of Education Lending Group which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Los Angeles, CA

October 29, 2003